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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

 MacKinnon                         A.M. "Don"
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Enzon, Inc. 20 Kingsbridge Road
--------------------------------------------------------------------------------
                                    (Street)

Piscataway                          NJ                   08854
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Enzon, Inc. (ENZN)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

March 1999

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          3/16/99        M               20,000      A      $2.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/16/99        M               40,000      A      $2.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/16/99        M               40,000      A      $5.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/16/99       G(1)             50,000      D               67,816         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 61,800         I         by wife
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option                                                                   Common
(right to buy)(2)   $2.0625  3/16/99  M               20,000  8/21/95 2/21/05  Stock     20,000                      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                                   Common
(right to buy)(2)   $2.9375  3/16/99  M               40,000    (3)   1/2/07   Stock     20,000                      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                                   Common
(right to buy)(2)   $5.375   3/16/99  M               40,000    (4)   12/31/03 Stock     40,000                      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1)  The  reporting   person  gifted  an  aggregate  of  50,000  shares  of  the registrant's common stock to his wife.

(2) Options granted under the registrant's non-qualified stock option plan and qualified under Rule 16b-3.

(3) Options vested in two tranches of 20,000 shares each on January 1, 1998 and January 1, 1999.

(4) Options vested in two tranches of 20,000 shares each on December 31, 1994 and December 31, 1995.

/s/ A.M. "DON" MACKINNON                                         4/8/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential perosns who are to respond to the colleciton of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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